Exhibit 8.1

[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

December 12, 2003

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of November 10, 2003 (the “Reorganization Agreement”), among McGriff, Seibels & Williams, Inc., an Alabama corporation having its principal office in Birmingham, Alabama (“MSW”), and BB&T Corporation, a North Carolina corporation having its principal office in Winston-Salem, North Carolina (“BB&T”)

Ladies and Gentlemen:

We have acted as counsel to BB&T and its wholly-owned subsidiary, MSW Acquisition, LLC, an Alabama limited liability company (“Acquisition Sub”), in connection with the registration of 8,651,766 shares of BB&T’s Common Stock, par value $5.00 per share (the “BB&T Common Stock”), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

In the Merger, MSW will merge with and into Acquisition Sub in accordance with the applicable provisions of North Carolina and Alabama law, and each outstanding share of MSW’s Class A voting and Class B nonvoting common stock, the only classes of stock outstanding as of the Effective Time (the “MSW Common Stock”), is to be converted into shares of BB&T Common Stock plus the right to receive certain cash consideration as determined by formula set forth in the Reorganization Agreement. MSW shareholders have the right by state law to dissent from the Merger.

In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Reorganization Agreement, the Registration Statement, and the certificates, dated November 25, 2003, in which an officer or director of MSW (acting on behalf of MSW) and an officer or director of BB&T (acting on behalf of BB&T and the Acquisition Sub) make certain representations regarding the Merger (the “Tax Certificates”).

In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement, (b) MSW’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)), as of the Effective Time, is the MSW Common Stock, and (c) the rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the MSW Common Stock, and such rights will have no ascertainable fair market value at the Effective Time. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

(1)	The Merger will constitute a “reorganization” within the meaning of Code Section 368(a).

(2)	Each of BB&T and MSW will be a party to that reorganization within the meaning of Code Section 368(b).

(3)	No gain or loss will be recognized by BB&T or MSW by reason of the Merger.

(4)	The shareholders of MSW will recognize no gain or loss for federal income tax purposes to the extent BB&T Common Stock is received in the Merger in exchange for MSW Common Stock and will recognize gain, but not loss, for federal income tax purposes to the extent cash and property other than BB&T Common Stock is received in the Merger in exchange for MSW Common Stock.

(5)	The tax basis in BB&T Common Stock received by a shareholder of MSW in the Merger will be the same as the tax basis in the MSW Common Stock surrendered by such shareholder in exchange therefor, increased by the amount of gain recognized by such shareholder and decreased by the amount of cash received by such shareholder in connection with the Merger.

(6)	The holding period for BB&T Common Stock received by a shareholder of MSW in the Merger in exchange for shares of MSW Common Stock will include the period during which the shareholder held the shares of MSW Common Stock surrendered in exchange therefor; provided, that the MSW Common Stock was held as a capital asset at the Effective Time.

We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Specifically, without limiting the foregoing, we express no opinion as to the tax consequences resulting from (i) any earn-out consideration to be received by the shareholders of MSW in accordance with Section 2.9 of the Reorganization Agreement, or (ii) the cash consideration to be paid by BB&T into an escrow account, as described in Section 2.4 of the Reorganization Agreement and the Escrow Agreement. The opinions stated with respect to shares of MSW Common Stock do not apply to any stock rights, warrants or options to acquire MSW Common Stock. The opinions stated as to MSW shareholders are general in nature and do not necessarily apply to any particular MSW shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); who are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), who elect to apply a mark-to-market method of accounting, or are subject to the “golden parachute” provisions of the Code (to the extent that those provisions affect the tax consequences); or who acquired MSW Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “hedge”, “constructive sale”, “straddle” or “conversion or other integrated transaction.”

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

We furnish this opinion to you solely to support the discussion set forth under the headings “SUMMARY–You Will Not Be Subject to Federal Income Tax on Receipt of Shares in the Merger,” “THE MERGER — The Merger Agreement — Conditions to the Merger,” and “THE MERGER — Material Federal Income Tax Consequences of the Merger” in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, PLLC